Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.21

EXELIXIS INC. - DOW AGROSCIENCES LLC

AGREEMENT

This Agreement, effective upon the date of the last signature hereto (hereafter "Effective Date"), is between Exelixis, Inc. (hereafter "EXEL"), which has an office located at 170 Harbor Way, P.O. Box 511, South San Francisco, CA 94083-0511, and Dow AgroSciences llc (hereafter "DAS"), which has an office located at 9330 Zionsville Road, Indianapolis, IN 46268.

Whereas, EXEL has expertise in the field of functional genomics and model genetic systems;

Whereas, DAS has expertise in the field of fungicides and herbicides and will provide EXEL with DAS Historical Compounds (hereinafter defined);

Whereas, EXEL and DAS desire to use their respective expertise together in a Research Project (hereafter "RP") to identify genes encoding Cognate Target (as hereafter defined) sites or High Quality Molecular Target Sites (as hereafter defined), and then develop Research Milestones (as hereafter defined) based on these Cognate Target sites or High Quality Molecular Target Sites, and then use these Research Milestones to identify fungicides and herbicides that interact with these Cognate Target sites and High Quality Molecular Target Sites; and

Whereas, DAS will provide EXEL access to DAS Historical Compounds for screening for biological activity related to human therapeutic, diagnostic or vaccine products;

Now Therefore, EXEL and DAS (hereafter "Party" if singular or "Parties" if plural) agree as follows:

  DEFINITIONS

    "Active Ingredient" (hereafter "AI" if singular and "AIs" if plural) shall mean a compound that can be used as a fungicide or herbicide.

    "Adjustment Factor" or "AF" shall mean [ * ] in a Combination Product (as hereafter defined).

    "Affiliate" shall mean an enterprise or entity, directly or indirectly, owned or controlled by a Party, under common ownership or control with a Party, or which, directly or indirectly, owns or controls a Party. Ownership means at least a fifty (50) percent ownership interest, and control means the right to exercise management control. For purposes of this Section 1.3, the word "control" (including the correlative meanings "controlled by" or "under the common control with") shall mean the actual power, either directly or indirectly, through one or more intermediaries, to direct or cause the direction of the management and policies of such enterprise or entity, whether by the ownership of at least fifty (50) percent of the voting stock of such enterprise or entity, or by contract or otherwise.

    "Approved FH" shall mean a Fungicide/Herbicide (as hereafter defined) that DAS has received approval to sell in a Major Country (as hereafter defined) from the appropriate government authority in that Major Country.

    "Candidate Target" shall mean a [ * ] that confers resistance or hypersensitivity to a compound when its activity in the organism has been altered (i.e. suppressed or overexpressed).

    "Cognate Target" shall mean a [ * ] such as, for example, [ * ] which has been demonstrated by [ * ] that are agreed upon by the Joint Management Team (as hereafter defined), to encode a molecular target site of a fungicide or herbicide provided by DAS to EXEL during the course of the collaboration under this Agreement.

    "Cognate Target Assay" shall mean an assay, or an expression system, developed utilizing a Cognate Target that (i) [ * ] in the course of the collaboration under this Agreement, (ii) [ * ], and (iii) [ * ]

    "Combination Product" shall mean a product that contains [ * ] AIs, where at least one of such AIs is a Fungicide/Herbicide.

    "DAS's Field" shall mean fungicides and herbicides useful for the agricultural industry including, but not limited to, [ * ], and shall include activities within this field related to these fungicides and herbicides, such as, for example, making, using, selling, and importing these fungicides and herbicides.

    "DAS Historical Compound" (hereafter "DAS HC" if singular and "DAS HCs" if plural) shall mean [ * ] (which includes [ * ]) or [ * ] collection.

    "Development" shall mean the [ * ] stage of commercialization and is initiated at the successful completion and preliminary analysis of the [ * ] and the commitment [ * ].

    "EXEL's Field" shall mean [ * ] generated under the Research Project including, but not limited to, [ * ] subject to Section 13.2.

    "EXEL's Human Use Field" shall mean [ * ] and shall include [ * ]

    "Fungicide/Herbicide" (hereafter "FH" if singular and "FHs" if plural) shall mean a fungicide or herbicide identified using a Research Milestone.

    "High Quality Molecular Target Site" or "HQMT Site" shall mean a molecular target site that:

              is at least as sensitive as molecular target sites recognized as being industry state of the art;

              is present in [ * ] that cause damage in major crop markets;

              is present [ * ] that cause damage in major crop markets;

              is not present in [ * ] or is sufficiently [ * ] as to represent an opportunity to achieve commercial levels of selectivity; and

              has an [ * ] that causes damage in a major crop market that is functionally equivalent.

    "Independent Research" shall mean [ * ] either independently or pursuant to an agreement with a third party, and specifically includes [ * ]

    "Major Country" shall mean [ * ]

    "Net Sales" shall mean the total amount received by DAS, its Affiliates, and its licensees, during a calendar year (January 1-December 31), from sales of Stand-Alone Product (as hereafter defined) to independent, unrelated third parties, in bona fide arms- length transactions, less the following standard deductions actually paid or allowed, and not subject to refund:

                sales tax, excise tax, value added tax, and other taxes and duties imposed on the sale, use, or distribution of Stand-Alone Product;

                normal and customary cash, trade, and quantity discounts;

                amounts paid or credited by reason of rejection or return of goods, defects, rebates, or bona fide retroactive price reductions; and

                expenses for freight, insurance and the like paid in connection with the distribution or sale of Stand-Alone Product.

                If non-cash consideration, with a cash value greater than [ * ] U.S. Dollars [ * ] as reasonably estimated by DAS, is received in a bona fide arms-length transaction for commercial value, for any Stand-Alone Product or Combination Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of the transfer, shall be included in the calculation of Net Sales, [ * ] or the Adjusted Net Sales [ * ]

      When calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into U.S. Dollars at the average rate of exchange at the time for the applicable calendar year in accordance with DAS's then current standard practices.

      "Adjusted Net Sales" shall mean the total amount obtained by adjusting the amount received by DAS, its Affiliates, and its licensees, during a calendar year (January 1-December 31), from sales of Combination Product to independent, unrelated third parties, in bona fide arms- length transactions, less the following standard deductions:

                sales tax, excise tax, value added tax, and other taxes and duties imposed on the sale, use, or distribution of Combination Product;

                normal and customary cash, trade, and quantity discounts actually allowed;

                amounts paid or credited by reason of rejection or return of goods, defects, rebates, or bona fide retroactive price reductions; and

                expenses for freight, insurance and the like paid in connection with the distribution or sale of Combination Product;

      where such adjusting is determined in accordance with Exhibits A1, A2, A3, and A4.

      "Country Adjusted Net Sales" or "CANS" shall mean that portion of Adjusted Net Sales that took place in a certain country.

      "Country Net Sales" or "CNS" shall mean that portion of Net Sales that took place in a certain country.

      "Country Total Net Sales" or "CTNS" shall mean that portion of Total Net Sales (as hereafter defined) that took place in a certain country, which is equal to the CNS of Stand-Alone Products (if any) containing a certain Fungicide/Herbicide plus the sum of CANS of those Combination Products (if any) containing the same Fungicide/Herbicide in the country in question.

      "Total Net Sales" or "TNS" shall mean the Net Sales of Stand-Alone Products (if any) containing a certain FH plus the sum of Adjusted Net Sales of Combination Products (if any) containing the same FH.

    "Patent" shall mean a document, representing an intellectual property right, made by a government or sovereign of a country that can be used to exclude others from practicing the invention claimed in the document.

    "Predevelopment" shall mean the [ * ] stage of commercialization of a Product (as hereafter defined) and is characterized by initiation of [ * ].

    "Product" shall mean a Stand-Alone Product or Combination Product or both.

    "Related Compound" shall mean a Homolog, Isomer, Analog, or First Order Derivative of a DAS HC.

      "Analog" shall mean [ * ] thereof by an analogous element.

      "First Order Derivative" shall mean [ * ].

      "Homolog" shall mean [ * ] that does not affect the essential relationship of the functional groups in the DAS HC.

      "Isomer" shall mean [ * ].

    "Research Milestone" shall mean:

                a Cognate Target Assay; or

                a biochemical activity assay, or expression system, for a HQMT Site [ * ];

    which is accepted by the Joint Management Team.

    "Stand-Alone Product" shall mean a product that contains one FH and no other AI.

  "OBJECTIVES OF THE RP"

    It is an objective of this RP for DAS to supply EXEL with a steady state of up to [ * ] compounds, where such compounds have fungicidal or herbicidal activity or both (hereafter "DAS Supplied Compounds"). DAS will provide EXEL any necessary information regarding the compounds relating to safe handling procedures.

    It is an objective of this RP for EXEL to apply its expertise in functional genomics and model genetic systems to [ * ]. EXEL and DAS shall [ * ] the DAS Supplied Compounds using [ * ] and using [ * ]. EXEL shall evaluate the [ * ] compounds in [ * ] Candidate Target sites (hereafter "CT Site") and [ * ]; and [ * ] the herbicidal or fungicidal molecular target site of the DAS Supplied Compound as a Cognate Target. EXEL and DAS shall [ * ] according to the criteria as set forth in Section 1.15. Attached Exhibit B outlines the scope of the workplan defined under this Agreement.

    It is an objective of this RP for DAS to identify FHs by using its expertise in conjunction with a Research Milestone.

    Both parties agree that the RP shall be a [ * ] program, many aspects of which are [ * ] in nature. Therefore, decisions about how to proceed within the workplan in Exhibit B are dependent upon and shall be adjusted [ * ].

  "RP MANAGEMENT"

    The management of the RP shall be the responsibility of two committees: the Joint Management Team (hereafter "JMT"); and the Joint Research Team (hereafter "JRT").

    The JMT shall be composed of up to three (3), with a minimum of two (2), members from each Party. Each Party shall have one (1) vote. The JMT shall meet at least two (2) times a year. The JMT shall consist of senior members from each Party authorized to make decisions with respect to matters including, but not limited to, setting research goals, allocating staff to specific programs, determining program expansions, determining and granting milestones, resolving disputes, and making strategic decisions. The JMT shall also have responsibility for establishing and monitoring the intellectual property strategy and portfolio developed by the collaboration. Dispute resolution shall be determined pursuant to Section 19.1.

    The JRT shall be composed of up to three (3) members, with a minimum of two, (2) scientists from each Party who are responsible in their respective organizations for day to day management of the RP. Each Party shall have one (1) vote. The JRT shall meet at least quarterly to review the results and help direct the RP. Dispute resolution shall be determined pursuant to Section 19.1.

    The JRT shall report to the JMT and at least one (1) member from each Party shall be a member of both the JMT and the JRT.

    The members of the JMT and members of the JRT shall communicate with each other as often as necessary. Communications may be by telephone or televideo conferences or both, monthly, or on some occasions more often than monthly. Each Party shall be responsible for its own expenses in conducting its activities under this Agreement.

    Minutes shall be prepared for all meetings of the JMT and JRT. The Parties shall approve JMT and JRT minutes. Minutes of these meetings shall be reviewed, revised, if necessary, and approved by both Parties within ten (10) business days of receipt of the first draft.

    An Intellectual Property Committee (hereafter "IPC") shall be formed with representation from each Party. The IPC shall make reports to the JMT. Responsibilities of the IPC will include, but not be limited to, review of materials for publication that arise during or from the RP. The IPC shall review requests and make recommendations to the JMT as to whether any information may be published. The recommendation shall be consistent with the protection of the intellectual property generated under this Agreement. The IPC shall have at least one representative familiar with intellectual property in the area of the RP, preferably at least one (1) patent attorney, from each Party.

  "RP RESOURCES"

    EXEL shall provide a core group of [ * ] Full-Time Equivalent (hereafter "FTE") scientists to work directly on the RP. DAS shall provide funding for this core group at the rate of [ * ] U.S. Dollars [ * ] per FTE for the [ * ] year, [ * ] U.S. Dollars [ * ] per FTE for the [ * ] year, and [ * ] U.S. Dollars [ * ] per FTE for the [ * ] year. EXEL shall ensure that this core group shall be supported by staff with expertise in required areas. DAS shall make each year's FTE funding payments in four (4) quarterly installments. However, a first quarterly payment of [ * ] U.S. Dollars [ * ] shall be made within [ * ] days of the Effective Date; this payment shall be a credit against the FTE's expended during the first quarter of this Agreement and any overpayment by DAS shall be a credit for the second quarter payment. EXEL shall inform DAS of any such overpayment with the second quarter invoice; the remaining quarterly payments will be due within [ * ] days of receiving an invoice from EXEL reasonably detailing the number of FTEs used in that quarter. DAS shall provide funding for a minimum of [ * ] months. Thereafter, DAS shall provide EXEL [ * ] months' notice should DAS decide that this Agreement should be terminated based on a lack of advancement of the RP as set forth in the workplan in Exhibit B. Other than for reasons of lack of advancement of the RP or unremedied material breach, DAS shall have no right to terminate this Agreement prior to the end of the three (3) year term.

    Upon written notice to EXEL, DAS shall have the right to increase total FTEs from [ * ] to [ * ] in the [ * ] years, subject to DAS determining that there are additional goals DAS wishes to accomplish during those years that could not be accomplished with [ * ] FTEs. This increase would be at [ * ] following the JRT and JMT review of the [ * ] year's accomplishments. However, [ * ], the minimum [ * ] FTE commitment shall remain in effect until such time that this Agreement terminates or expires.

    Nothing in this Agreement shall require DAS to provide funding for support of the RP in excess of the guaranteed funding that is set forth in this Article IV, unless DAS agrees to do so in a separate written document.

  "RESEARCH MILESTONES"

    EXEL shall deliver Research Milestones. The JMT in collaboration with the JRT will be responsible for defining a research plan using available biological and molecular data to assess the quality of a molecular target site relative to the definition in Section 1.15. EXEL and DAS will jointly have the responsibility to answer questions pertaining to quality in advancing Cognate Targets to HQMT site as outlined in Exhibit B. The specifications for each Research Milestone will be set by the JMT.

    DAS shall use Research Milestones to identify fungicides and herbicides that interact with the Cognate Target Site or High Quality Molecular Target Site.

    Within [ * ] year of EXEL delivering a Research Milestone, DAS shall inform EXEL whether it desires to pursue further research utilizing this Research Milestone in DAS's Field. During this [ * ] year period, EXEL shall not grant any third party any rights to the Cognate Target or HQMT Site associated with that Research Milestone, without first allowing DAS an opportunity to obtain exclusive rights in DAS's Field under the terms and conditions in this Agreement.

      If DAS does not desire to pursue further work with this Research Milestone on an exclusive basis, the Cognate Target or HQMT Site associated with this Research Milestone shall be deemed a Non-Exclusive Target Site (hereafter "NET"). If DAS desires to pursue further work with this Research Milestone on an exclusive basis, the Cognate Target or HQMT Site associated with this Research Milestone shall be deemed a Limited-Exclusive Target Site (hereafter "LET").

      If DAS, after further work on a LET, decides that it does not desire to perform any additional work on such LET on such exclusive basis, such LET shall be reclassified as a NET.

    DAS shall have a period of [ * ] years from the date in which DAS determines that the Cognate Target or HQMT Site associated with a Research Milestone is a LET where EXEL shall not perform, [ * ] any work [ * ] for such Cognate Target or HQMT Site, for any third party. However, EXEL [ * ] to a third party provided such [ * ] arose from Independent Research performed on behalf of such third party by EXEL.

    DAS shall pay EXEL [ * ] U.S. Dollars [ * ] within [ * ] days of a Research Milestone being deemed a LET, which shall be the sole consideration for the [ * ] period of limited exclusivity for each LET. DAS shall provide EXEL with written annual updates concerning its diligence with each LET.

    DAS shall have the right to have a maximum of [ * ] LETs during the first [ * ] of this Agreement. DAS can have these LETs running concurrently. If a Research Milestone is deemed a LET more than [ * ] year after the Effective Date but less than [ * ] after the Effective Date, the [ * ] period of limited exclusivity shall run past the end of the first [ * ] years of this Agreement without further compensation to EXEL besides the payment in Section 5.5. After the first [ * ] years of this Agreement the number of LETs and the amount of the payment for the [ * ] period of limited exclusivity for each of these LETs, shall have to be negotiated.

  "MILESTONE PAYMENTS"

    DAS shall pay [ * ] U.S. Dollars [ * ] to EXEL within [ * ] days of delivery of each Research Milestone. Only one (1) Research Milestone payment is due for any one molecular target site.

    DAS shall pay to EXEL the following amounts for achievement of milestones:

      For each FH, which was identified using a Research Milestone, and which DAS decides to enter into Predevelopment, DAS shall pay EXEL [ * ] U.S. Dollars [ * ] within [ * ] days of the decision to enter into Predevelopment, which decision DAS shall provide by written notice to EXEL;

      For each FH, which was identified using a Research Milestone, and which DAS decides to enter into Development, DAS shall pay EXEL [ * ] U.S. Dollars [ * ] within [ * ] days of the decision to enter into Development, which decision DAS shall provide by written notice to EXEL;

      For each FH, which was identified using a Research Milestone, and which becomes an Approved FH, DAS shall pay EXEL [ * ] U.S. Dollars [ * ] within [ * ] days of the first Major Country approval which DAS shall confirm by written notice to EXEL.

    DAS shall provide EXEL with a progress report, on a [ * ] basis, outlining the status of each Research Milestone or each FH, which was identified using a Research Milestone, including anticipation of entering Predevelopment, Development, and/or Approved FH.

  "ROYALTY PAYMENTS"

    For each FH, DAS shall pay EXEL a royalty based on TNS as follows:

      in a country where the composition of a certain FH or the use of the FH as a fungicide or herbicide is protected by a Patent derived from work conducted on the RP, and the TNS for such FH is greater than [ * ] U.S. Dollars [ * ] but less than, or equal to, [ * ] U.S. Dollars [ * ] per calendar year, the royalty for such FH, sold in that country, shall be [ * ] percent of CTNS for such country;

      in a country where the composition of a certain FH or the use of the FH as a fungicide or herbicide is protected by a Patent derived from work conducted on the RP, and the TNS for such FH is greater than [ * ] U.S. Dollars [ * ] but less than, or equal to, [ * ] U.S. Dollars [ * ] per calendar year, the royalty for such FH, sold in that country, shall be [ * ] percent of CTNS for such country;

      in a country where the composition of a certain FH or the use of the FH as a fungicide or herbicide is protected by a Patent derived from work conducted on the RP, and the TNS for such FH is greater than [ * ] U.S. Dollars [ * ] per calendar year, the royalty for such FH, sold in that country, shall be [ * ] percent of CTNS for such country;

      in a country where the composition of a certain FH or the use of the FH as a fungicide or herbicide is not protected by a Patent, and the TNS for such FH is greater than [ * ] U.S. Dollars [ * ] but less than, or equal to, [ * ] U.S. Dollars [ * ] per calendar year, the royalty for such FH, sold in that country, shall be [ * ] percent of CTNS for such country;

      in a country where the composition of a certain FH or the use of the FH as a fungicide or herbicide is not protected by a Patent, and the TNS for such FH is greater than [ * ] U.S. Dollars [ * ] but less than, or equal to, [ * ] U.S. Dollars [ * ] per calendar year, the royalty for such FH, sold in that country, shall be [ * ] percent of CTNS for such country;

      in a country where the composition of a certain FH or the use of the FH as a fungicide or herbicide is not protected by a Patent, and the TNS for such FH is greater than [ * ] U.S. Dollars [ * ] per calendar year, the royalty for such FH, sold in that country shall be [ * ] percent of CTNS for such country.

      DAS shall pay the royalty set forth in Sections 7.1.1- 7.1.6 for a period of [ * ] years from the date DAS receives an Approved FH, or for the life of any Patents that cover the [ * ], whichever is longer. After all Patents that cover the [ * ] become unenforceable in a country, for any reason, any additional royalty due (because the time period that DAS paid a royalty under Sections 7.1.1-7.1.3 in that country was less than [ * ] years), in that country, shall be calculated in accordance with Sections 7.1.4-7.1.6 (and this royalty shall be paid until the time period that DAS paid a royalty under Section 7.1.1-7.1.6 equals [ * ] years.

    If one (1), or more, third parties contribute to DAS's identification of a FH prior to Predevelopment, the royalties due under Section 7.1 shall be divided equally among EXEL and such third parties. In any case, only a maximum of [ * ] additional third parties shall share in such royalties. In the event DAS decides to enter into an additional third party business relationship under which such third party would collaborate with DAS in the areas of combinatorial chemistry or structure-based design, then [ * ].

    Prior to the identification of a Cognate Target Assay or HQMT Site, DAS may attempt to use [ * ] provided by EXEL to discover fungicides and herbicides. If DAS uses [ * ], any patentable fungicides or herbicides identified by DAS shall be considered to be FHs for purposes of section 6.2 milestone payments and shall be considered to be FHs for royalty payments under 7.1, however, all such royalty payments will be reduced [ * ] percent. [ * ], all such royalty payments, thereafter, shall be at [ * ] percent, as provided for in Section 7.1 and in addition EXEL shall be paid the milestone payment in accordance with Section 6.1 for such Research Milestone.

    DAS shall pay only one (1) royalty for each FH sold and that royalty is calculated using Section 7.1, and such royalty is then subject to modification in accordance with Section 7.2 or 7.3 if required.

    All royalties due under this Article 7 shall be paid [ * ], on a country-by-country basis, within [ * ] days of the end of the relevant [ * ].

    Each royalty payment shall be accompanied by a statement stating the number, description, and CTNS in each country of each Product sold during the relevant [ * ].

    All payments due under this Agreement to EXEL shall be made by bank wire transfer in immediately available funds to an account designated by EXEL. All payments hereunder shall be made in U.S. Dollars.

    EXEL shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, DAS will (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to EXEL within [ * ] days following that tax payment.

    DAS shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar year to which they pertain. Such records will be open for inspection during such three year period by independent accountants, jointly agreed to by DAS and EXEL, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 7.9 shall be at the expense of EXEL, unless a variation or error producing the greater of (i) an increase exceeding five (5) percent of the royalty amount or (ii) [ * ] U.S. Dollars [ * ], stated for the period covered by the inspection, is established in the course of such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts (plus interest) that are discovered will be paid promptly by DAS.

    If a FH is sold in a country where there is no Patent that protects the composition of the FH, or there is no Patent that protects the use of the FH as a fungicide or herbicide, and if subsequent to these sales of such FH a Patent issues that does protect the composition of the FH, or a Patent issues that does protect the use of the FH as a fungicide or herbicide, then DAS shall recalculate the royalties paid to EXEL on such sales before such Patent issued and shall pay EXEL for such sales as if the Patent issued before such sales, taking into account any payments already made to EXEL for such sales.

  "DISCLOSED INFORMATION"

    All materials and information, not generated under this Agreement, that is or has been disclosed by one Party (the "Disclosing Party") (hereafter "Disclosed Information") shall be treated by the other Party (the "Receiving Party") as confidential. The Receiving Party shall hold in confidence and not publish, disclose, or allow any third party access to, nor use for any purpose other than that authorized herein, any Disclosed Information without the Disclosing Party's prior written consent. This obligation of confidentiality shall remain in effect throughout the term of this Agreement and for five (5) years from the date of termination or expiration of this Agreement or the termination or expiration of any extension hereof. However, this obligation shall not apply to:

      Disclosed Information that the Receiving Party can show was in its possession prior to disclosure hereunder and which was not received from Disclosing Party under obligation of secrecy;

      Disclosed Information that the Receiving Party can show was available to the public, provided it is available to the public through no fault of the Receiving Party;

      Disclosed Information that the Receiving Party can show was received from a third party unrelated to the Disclosing Party which had a right to disclose same; and

      Disclosed Information that is required to be disclosed by operation of law, governmental regulation, or court order, provided the Receiving Party gives the Disclosing Party notice of such disclosure prior to making such disclosure, and Receiving Party uses all reasonable efforts to secure confidential protection for such Disclosed Information.

    Upon termination of this Agreement, or otherwise upon request from the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party all Disclosed Information and additionally shall permanently delete all electronically, or otherwise stored, Disclosed Information from all of the Receiving Party's systems containing same, except one hard copy may be maintained by the Receiving Party in order to determine its responsibilities under this Agreement.

    Either Party may make known the existence of this Agreement, however, neither Party shall disclose any details of this Agreement or the RP, subject to Section 10.1.

  "CONFIDENTIALITY"

    All information generated by either Party pursuant to this Agreement shall be "Confidential Information" (hereafter "Generated Information"). A Party receiving Generated Information of the other Party will (i) maintain in confidence such Generated Information to the same extent such Party maintains its own proprietary information, (ii) not disclose such Generated Information in DAS's Field to any third party without prior written consent of the other Party, and (iii) not use such Generated Information for any purpose except those permitted by this Agreement. This obligation of confidentiality shall remain in effect for five (5) years from the date of termination or expiration of this Agreement or the termination or expiration of any extension hereof. This Section does not apply to the submission or prosecution of patent applications. However, this obligation shall not apply to:

      Generated Information that a Party can show was in its possession prior to generation hereunder and which was not received from a third party under obligation of secrecy;

      Generated Information that a Party can show was available to the public, provided it is available to the public through no fault of such Party;

      Generated Information that a Party can show was received from a third party unrelated to that Party which had a right to disclose same; and

      Generated Information that is required to be disclosed by operation of law, governmental regulation, or court order, provided the disclosing Party gives the other Party notice of such disclosure prior to making such disclosure, and the disclosing Party uses all reasonable efforts to secure confidential protection for such Generated Information.

      Generated Information in DAS's Field that is generated as a result of the work performed by EXEL under the RP shall be co-owned by DAS and EXEL.

  "PUBLICITY"

    The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit C. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party's counsel may be made by making prompt notice of such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

  "PUBLICATIONS"

    Neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review and approval by the other Party, such approval not to be unreasonably withheld. Subject to Section 10.1, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Cognate Target or HQMT Site at least thirty (30) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period to secure patent protection for any material in such publication which such Party believes to be patentable. Any disputes between the Parties regarding delaying a publication or presentation to permit filing of a patent application shall be referred to the JMT. This section does not apply to the submission or prosecution of patent applications.

  "INTELLECTUAL PROPERTY"

    Each Party shall own the entire right, title and interest in and to any and all of its Pre-Existing Technologies (which shall mean any technologies existing before the Effective Date) or Sole Inventions, and Patents covering such Pre-Existing Technologies or Sole Inventions. Each Party shall retain control over and bear all expenses associated with the filing, prosecution and maintenance of all Patents claiming Pre-existing Technologies or Sole Inventions.

    The JRT shall prepare a written report in conjunction with the IPC within [ * ] days of the end of each quarter describing any Sole Inventions, Joint Inventions, and Generated Information arising during the prior quarter. Such reports shall be submitted to the JMT not less than once every six (6) months. The IPC, in consultation with the JMT, shall decide whether to file a patent application for a Joint Invention.

    Under the direction of the JMT, the IPC shall supervise and direct the filing, prosecution and maintenance of all patent applications and Patents covering Joint Inventions. DAS shall bear the expenses associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all patent applications and Patents on Joint Inventions relating to DAS's Field. [ * ] shall bear the expenses associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all patent applications and Patents on Joint Inventions relating to EXEL's Field and EXEL's Human Use Field. A Party electing not to pay any such costs and expenses with respect to a patent application or Patent covering a Joint Invention must provide the other Party with not less than [ * ] months notification before any relevant deadline. If the other Party assumes the expenses associated with the patent application or Patent, such Party will thereby become the sole owner of the Joint Invention and the patent application or Patents claiming such Joint Invention and any license rights regarding such intellectual property shall be terminated.

    Each Party shall have the sole right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to infringement by a third party of one or more Patents covering the Party's Pre-Existing Technologies or Sole Inventions.

    Either Party not wishing to file a patent application arising from the RP, when the other Party wishes to file an application, shall cooperate with the Party that wishes to file an application by providing the necessary information for the application and executing necessary documents for the application to the extent that it pertains to the filing Party's Field or Fields.

    Subject to rights of exclusivity provided for under Sections 5.3 and 5.4, EXEL shall have the exclusive right to use Generated Information outside DAS's Field.

  "LICENSES"

    Subject to the terms and conditions of this Agreement, EXEL hereby grants, and agrees to grant, a non-exclusive, worldwide, royalty-bearing (as determined in accordance with Article 7) license under any intellectual property rights relating to DAS's Field that EXEL now owns , or hereafter acquires, for DAS, its Affiliates and licensees, to use any of the Generated Information in DAS's Field and to make, use, import or sell any FH. DAS covenants that it will not use a CT Site or Cognate Target or HQMT Site for performing independent research in the field of [ * ]. In any event, DAS acknowledges and agrees that EXEL has the right to a CT Site or Cognate Target or HQMT Site for use in EXEL's Field.

    During the term of the RP, EXEL grants to DAS a right to negotiate a [ * ] license to [ * ] during the course of the collaboration under the RP, under terms and conditions to be negotiated. In the event EXEL wants to grant an [ * ] license to [ * ] during the course of the collaboration under the RP, EXEL shall notify DAS in writing of its intent to grant an [ * ] license and shall provide DAS with all relevant information concerning such [ * ] and DAS shall have [ * ] days to notify EXEL of its interest in pursuing a business relationship concerning this [ * ] and an additional [ * ] days after DAS gives notice to EXEL for DAS and EXEL to come to an agreement concerning further development of such [ * ] by DAS.

    DAS hereby grants, and agrees to grant, EXEL a fully paid-up, nonexclusive license, under any intellectual property rights now owned, or acquired during the term of this Agreement, for EXEL to conduct its research obligations under this Agreement in a manner consistent with Article 14.

  "DAS's HISTORICAL COMPOUNDS"

    DAS shall provide EXEL with information regarding DAS HCs, on reasonable conditions specified by DAS. DAS shall allow EXEL to use the DAS HCs to screen for [ * ]. EXEL shall have the right to receive up to [ * ] U.S. Dollars in value (the cumulative value as calculated as follows) of DAS HCs. The cost of compounds from DAS's Historical Compound collection that are not from third parties shall be [ * ] per mg. The cost of compounds from DAS's combinatorial chemistry compound collection shall be [ * ] per mg. The cost of compounds from DAS's Historical Compound collection that are from third parties shall be [ * ] per mg. Each compound sent to EXEL shall have [ * ] added to the cost to cover handling. DAS will supply EXEL with between [ * ] mg of each compound requested. However, in any case, EXEL shall have access to up to [ * ] compounds during the first [ * ] years of this Agreement; and access to more than [ * ] compounds shall have to be negotiated. Subject to their availability, EXEL shall have the right to purchase additional quantities of selected compounds, in the range of [ * ] mg, at the [ * ] price per mg and cost of handling, for confirmatory tests and secondary biological and biological assays. DAS will make reasonable efforts to supply EXEL with chemical information (e.g., original source of the compound, method of synthesis, physical properties, etc.) for DAS HCs that may be required for EXEL to follow-up on biological activity discovered in EXEL assays.

    If EXEL desires to commercialize [ * ] such commercialization shall be subject to an agreement for world-wide rights between EXEL and DAS which will be negotiated in good faith.

  "TERM"

    Unless this Agreement is terminated earlier in accordance with the provisions of this Agreement, the RP and the Parties' collaboration under this Agreement shall be for a minimum term of three (3) years and DAS shall have an option to renew [ * ] thereafter. If DAS elects to exercise its option to renew, DAS shall provide EXEL with written notice of its election at least [ * ] days prior to the expiration of the initial three (3) year term, or extended [ * ] year term.

    The rights and obligations set forth in this Agreement in Articles 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive expiration or termination of this Agreement.

    Any amendment to this Agreement shall be in writing and signed by the Parties.

    Should EXEL fail to meet the material objectives of this RP, and [ * ], then DAS upon reasonable written notice of such intention to EXEL, shall have the right to terminate this Agreement upon [ * ] business days prior written notice; subject to the condition set forth in Section 4.1 that DAS shall provide funding for at least [ * ] months after the Effective Date and shall thereafter provide [ * ] months notice if DAS wants to terminate this Agreement.

    Should DAS fail to meet its payment obligations under this Agreement, and if reasonable efforts by the Parties under Section 19.1 fail to resolve the issues in regards to such payments, then EXEL upon reasonable written notice of such intention to DAS, shall have the right to terminate this Agreement upon ten (10) business days prior written notice.

  "SEVERABILITY, INTEGRATION, AND ALTERATION"

    In the event any provision of this Agreement should be held invalid, the Parties agree to use reasonable efforts to achieve a mutually acceptable provision which is in accordance with the commercial spirit and intent of this Agreement, so that same becomes valid and the remaining part of this Agreement shall not be materially affected thereby.

    This Agreement constitutes the entire agreement between the Parties on the subject matter hereof, and all prior negotiations, agreements, understandings, and the (i) Letter of Intent entered into March 13, 2000 and (ii) Mutual Non-Disclosure Agreement entered into on August 20, 1998, and Amendments thereto entered into on July 7, 1999, and December 10, 1999, are expressly superseded and terminated hereby.

    Neither Party may assign or transfer this Agreement or any rights or obligations herein without the prior written consent of the other, except that a Party may make an assignment of this Agreement without the other Party's consent, to an Affiliate or to a successor to all or substantially all of the agriculture business of such Party, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that any such permitted successor or assignee of rights and/or obligations herein shall first, either by operation of law or in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.3 shall be null and void and of no legal effect.

  "NOTICES"

    Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three (3) days after the date of mailing.

  For EXEL Senior Vice President, Business Development

  Exelixis, Inc.

  170 Harbor Way

  P.O. Box 511

  South San Francisco, CA 94083-0511

  With a copy to: Vice President, Legal Affairs

  Exelixis, Inc.

  170 Harbor Way

  P.O. Box 511

  South San Francisco, CA 94083-0511

  For DAS: Vice President, Research and Development

  Dow AgroSciences LLC

  9330 Zionsville Road

  Indianapolis, IN 46268

  With a copy to: General Patent Counsel

  Dow AgroSciences LLC

  9330 Zionsville Road

  Indianapolis, IN 46268

  For invoices please send to: Dow AgroSciences LLC

  9330 Zionsville Road

  Indianapolis, IN 46268

  ATTN Accounts Payable

  "GOVERNING LAW"

    Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of Delaware by residents of the State of Delaware, without regard to conflicts of law rules.

  "DISPUTE RESOLUTION"

    In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the Parties shall try to settle their differences amicably between themselves first by referring the disputed matter to the respective heads of research of each Party, and if not resolved by the research heads, by referring the disputed matter to the respective Chief Executive Officers of each Party. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within twenty (20) days after such notice, such representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty (30) days of their first meeting of such negotiations, either Party may seek to have such dispute resolved in any United States federal court of competent jurisdiction and appropriate venue. The Parties hereby consent to jurisdiction in the United States federal courts. If, notwithstanding such consent, United States federal courts would not have proper jurisdiction over a dispute, then such dispute may be submitted to a state court in the United States with proper jurisdiction and venue. The Parties agree that, except as provided in Section 12, any dispute under this Agreement shall be submitted exclusively to a state or federal court in the United States.

The Parties hereby execute this Agreement by their respective duly authorized representatives as of the date shown below.

Exelixis Inc. Dow AgroSciences LLC

By: /s/ Lloyd Kunimoto By: /s/ Charles Fischer

Title: Sr. Vice President, Business Development Title: President / CEO Dow Agro

Date: July 11, 2000 Date: July 10, 2000

EXHIBIT A1

Exhibit A1 - To determine the Adjusted Net Sales for a Combination Product when the Combination Product contains a FH and another AI where the FH is sold as a Stand-Alone Product and the other AI is sold as a stand-alone product, the formula for calculating Adjusted Net Sales is as follows:

[ * ]

For example,

    FH sold as a Stand-Alone Product at a use rate of X for $15.

    The other AI is sold as a stand alone product at use rate Y for $10.

    FH (at use rate X) and the other AI (at use rate Y) are sold in a Combination Product for $30.

    [ * ]

EXHIBIT A2

Exhibit A2 - To determine the Adjusted Net Sales of a Combination Product when the Combination Product contains a FH and another AI where the FH is not sold as a Stand-Alone Product, but the other AI is sold as a stand alone product at the same use rate as in the Combination Product, the formula for calculating Adjusted Net Sales is as follows:

[ * ]

For example,

    FH sold as a Combination Product with another AI at use rate X.

    The other AI at use rate X as a stand alone product sells for $5 in same market as the Combination Product.

    Combination Product sells for $15.

    [ * ]

EXHIBIT A3

Exhibit A3 - To determine the Adjusted Net Sales for a Combination Product when the Combination Product contains a FH and another AI where the FH is not sold as a Stand-Alone Product, but the other AI is sold as a stand alone product at twice the use rate as in the Combination Product, the formula for calculating Adjusted Net Sales is as follows:

[ * ]

For example,

    FH sold as a Combination Product with another AI at use rate X.

    The other AI at use rate [ * ] as a stand alone product sells for $10 in same market as the Combination Product.

    Combination Product sells for $15.

    [ * ]

EXHIBIT A4

Exhibit A4 - To determine the Adjusted Net Sales for a Combination Product when the Combination Product contains a FH and another AI and the FH is not sold as a Stand-Alone Product nor is the other AI sold as a stand alone product, the formula for calculating Adjusted Net Sales is as follows:

[ * ]

For example,

    FH sold in combination with another AI for $15

    [ * ]

EXHIBIT C

Contact:

Angela Bitting

Exelixis, Inc.

(650) 837-7579

abitting@exelixis.com

Garry Hamlin

Dow AgroSciences

(317) 337-4799

glhamlin@dowagro.com

DOW AGROSCIENCES AND EXELIXIS ANNOUNCE

CROP PROTECTION COLLABORATION

SOUTH SAN FRANCISCO, Calif. and INDIANAPOLIS, Indiana - July XX, 2000 -- Exelixis and Dow AgroSciences today announced they have entered into a three-year collaboration to develop novel fungicides and herbicides for crop protection. As a result, Dow AgroSciences should be able to more rapidly develop certain new classes of fungicides and herbicides.

Under the terms of the agreement, Exelixis will identify and validate targets and format screening assays that will be used by Dow AgroSciences to develop new classes of fungicides and herbicides. Dow AgroSciences will receive a non-exclusive license with respect to these targets. Dow AgroSciences will provide research funding, in addition to milestone payments and royalties on the sales of products resulting from the collaboration. In addition, Exelixis will utilize a collection of proprietary compounds from Dow AgroSciences that may be useful in Exelixis' internal drug discovery programs. Financial terms were not disclosed.

"Farmers spend billions of dollars each year to minimize crop yield losses due to weeds and fungal diseases. Dow AgroSciences is committed to developing the safest and most effective products to control such pests. Our collaboration with Exelixis will enable us to efficiently identify high quality targets which will enable us to speed the discovery and development of new fungicides and herbicides of value to agriculture," said Len Smith, Vice President of Ag Chem and Urban Pest R&D for Dow AgroSciences.

"Our agreement with Dow AgroSciences leverages our technology platform in an area where we have significant expertise," said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. "As a life sciences company, we are focused on the improvement of human health through better pharmaceuticals and better agriculture."

Dow AgroSciences LLC, based in Indianapolis, Ind., USA, is a global leader in providing pest management and biotechnology products that improve the quality and quantity of the earth's food supply and contribute to the safety, health and quality of live of the world's growing population. Dow AgroSciences has approximately 6000 people in over 50 countries dedicated to its business, and has worldwide sales of more than US $2 billion. Dow AgroSciences is a wholly-owned subsidiary of The Dow Chemical Company.

Exelixis, Inc. is a leading biotechnology company focused on the life sciences industries through its expertise in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost- effective way to move from DNA sequence data to knowledge about the function of genes and the proteins that they encode. The company's technology is broadly applicable to all life science industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health. Exelixis has partnerships with Bayer, Pharmacia Corporation and Bristol-Myers Squibb and is leveraging these relationships to fund its internal development program in the area of oncology. For more information, please visit the company's web site at www.exelixis.com.

The forward looking statements contained in this press release involve risks and uncertainties that may affect the respective company's operations, markets, products, services, prices and other factors as more fully discussed elsewhere and in each of their filings with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to the ability of the parties to identify novel targets and develop novel herbicides or fungicides in a rapid manner, if at all. For Exelixis, in particular, there can be no assurance that the collaboration will result in any milestone or royalty payments. For Dow AgroSciences, there is no assurance that the company's expectations will be realized.

# # #

Exhibit B

[ * ]